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EXHIBIT (d)(7)

                  FORM OF SCHEDULE A TO SUB-ADVISORY AGREEMENT

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                                    FORM OF
                                   SCHEDULE A

                            To Sub-Advisory Agreement

                               Dated as of _____

                                     Between

           BB&T Asset Management, Inc. and Scott & Stringfellow, Inc.

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
           Name Of Fund                            Annual Rate Of Compensation
           ------------                            ---------------------------
BB&T Equity Income Fund                    ___ % of the Fund's average daily net assets

Consented to by:

Date: __________, 2004                     BB&T ASSET MANAGEMENT, INC.

                                           By: _______________________

Date: __________, 2004                     SCOTT & STRINGFELLOW, INC.

                                           By: ________________________
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